 Exhibit 23.3

Consent of Independent Auditor

Full House Resorts, Inc.

Las Vegas, Nevada

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated January 30, 2012, relating to the financial statements of Silver Slipper Casino Venture, LLC, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Dallas, Texas
March 10, 2014